Exhibit 99.1

Investor Contact:	Media Contact:
Garen Sarafin	Katie Savastano
ir@bauschhealth.com	corporate.communications@bauschhealth.com
(877) 281-6642 (toll free)	(908) 569-3692

Michael Goettler Resigns from Bausch Health’s Board of Directors

LAVAL, Quebec, July 1, 2026 – Bausch Health Companies Inc. (NYSE:BHC)(TSX:BHC) today announced that Michael Goettler has resigned from its Board of Directors, effective June 30, 2026, in connection with his appointment as President and Chief Executive Officer of Knoa Pharma LLC.

“We thank Michael for his valued service and wish him the best in his new role,” said John A. Paulson, Chairperson of the Bausch Health Board of Directors.

Mr. Goettler’s resignation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

About Bausch Health
Bausch Health Companies Inc. (NYSE:BHC)(TSX:BHC) is a global, diversified pharmaceutical company enriching lives through our relentless drive to deliver better health care outcomes. We develop, manufacture and market a range of products primarily in gastroenterology, hepatology, neuroscience, dermatology, dentistry, aesthetics, international pharmaceuticals and eye health, through our controlling interest in Bausch + Lomb Corporation. Our ambition is to be a globally integrated healthcare company, trusted and valued by patients, HCPs, employees and investors. For more information about Bausch Health, visit www.bauschhealth.com and connect with us on LinkedIn.

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